Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: October 22, 2013

For Release: Immediately
Refer to: (317) 433-9899 - Edward Sagebiel

Jackson Tai Elected to Lilly Board of Directors

INDIANAPOLIS - The Board of Directors of Eli Lilly and Company (NYSE:LLY) has elected Jackson Tai as a new member, effective November 1, 2013. As a member of Lilly’s board, Mr. Tai will serve on the Audit and Finance Committees.

Tai, 63, serves as a non-executive director of The Bank of China Limited, Singapore Airlines, NYSE Euronext, MasterCard Incorporated, and Royal Philips NV. From 2002 to 2007, he was vice chairman and chief executive officer of both DBS Group Holdings and DBS Bank, one of the largest financial services groups in Asia. Tai joined DBS as Chief Financial Officer in July 1999 and was president and chief operating officer of DBS from January 2001 to June 2002.

“I am delighted to welcome Jack Tai to the Lilly board,” said John C. Lechleiter, Ph.D., Lilly chairman, president and chief executive officer. “Mr. Tai brings to the Lilly board extensive experience in international business and finance, including serving as the CEO of a major multinational financial institution and as a board member of several leading global companies. Having lived and worked in Japan and Singapore for almost 15 years, Jack has a deep understanding of the Asia-Pacific region that will be particularly helpful as our business in Asia continues to grow."

Prior to his appointment at DBS, Tai was an investment banker for 25 years with J.P. Morgan & Co. Incorporated. Among his assignments at J.P. Morgan, Tai was senior regional officer and head of investment banking for Asia Pacific, based in Tokyo; founder and global head of real estate investment banking, based in New York; senior regional officer and head of investment banking for the Western United States, based in San Francisco; and executive director of J.P. Morgan Securities’ Japanese business, based in Tokyo.

Tai serves as a trustee of Rensselaer Polytechnic Institute and a director of the Committee of 100. He is a member of the Harvard China Advisory Group and the Harvard Business School Asia-Pacific Advisory Board. He is also a director of privately-held Russell Reynolds Associates and Brookstone, Inc.

Tai received his MBA in 1974 from Harvard University where he was a recipient of a Council on Graduate Medical Education fellowship. He graduated from Rensselaer Polytechnic Institute in 1972 with a Bachelors of Science degree in Management.

About Lilly
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com. C-LLY